Exhibit 5.1

January 21, 2016

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

Re:	Registration Statement on Form S-3 (File No. 333-189023)

Common Shares of Beneficial Interest

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), in connection with the issuance of up to 2,250,000 common shares of beneficial interest, par value $0.01, of the Company (the “Shares”), covered by a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2013, File No. 333-189023 (such registration statement, as amended or supplemented is hereinafter referred to as the “Registration Statement”). The Shares are to be issued in a public offering under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

As the basis for the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Declaration of Trust, (ii) the Company’s Articles Supplementary, (iii) the Company’s Amended and Restated Bylaws, (iv) the authorizing resolutions and minutes of meetings and other proceedings of the Company’s Board of Trustees and of the Pricing Committee of such Board of Trustees with respect to the Shares, (iv) the Registration Statement, (v) the Underwriting Agreement dated as of January 14, 2016 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc., for themselves and as representatives of the several Underwriters named in the Underwriting Agreement, and (vi) such other agreements, certificates, documents, decrees, orders, records and papers, including certificates of public officials and certificates of officers or other representatives of the Company as we have deemed relevant or necessary to give the opinions and confirmations set forth below.

We have relied, with respect to certain factual matters relevant to this opinion letter, on the representations and warranties of the parties set forth in the Underwriting Agreement and the factual certificates or comparable documents of officers and other representatives of the Company as we have deemed relevant or necessary to express the opinions set forth below, all of which representations, warranties, certificates and documents we have assumed, without independent investigation on our part, to be true, correct and complete as of the date hereof.

For purposes of the opinions and statements expressed herein, we have assumed, without independent investigation on our part, that (i) each agreement, certificate, document, record or paper covered by, or reviewed or otherwise relied upon by us in connection with expressing a particular opinion set forth in this opinion letter (each, a “Reviewed Document”) and submitted to us as an original is authentic; (ii) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (iii) all signatures appearing on each Reviewed Document are genuine; (iv) the competence and legal capacity for all purposes relevant hereto of all natural persons; (v) the Underwriting Agreement constitutes the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America, the present laws of the State of Missouri (excluding local laws), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland as presently in effect. We advise you that the issues addressed by this opinion letter may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws that may actually govern.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement. Our opinions and statements expressed herein are based upon the facts in existence and the applicable laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in the law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the Shares and becoming known to us after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus supplement comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

STINSON LEONARD STREET LLP

/s/ Stinson Leonard Street LLP